Exhibit 10.10

CONSULTANCY SERVICES AGREEMENT

Date of Contract:	1st January 2019
Parties:

SNOW LAKE RESources

of 1700 – 242 Hargrave Street, Winnipeg, Manitoba, Canada R3C 0V1

(the Company)

and

DALE SCHULTZ of DjS Consulting BID# 261068886

of 31 Spruce Drive Temagami ON, P0H 2H0

(the Consultant)

Recitals

A.           The Company requires the services of a Consultant that is able to provide to the Company geology and project management services.

B.           The Consultant is a entity which has skills and know how in relation to geology and project management services.

C.           It has been agreed by the parties that the Consultant will provide services to the Company solely through the Specified Personnel.

D.          The Company has agreed to engage the Consultant on the terms and conditions of this Contract to provide the Services.

OPERATIONAL PROVISIONS

1.	Services

1.1	The Consultant will provide general geology and project management services to the Company (Services), which include without limitation:

a)	Leading project planning sessions
b)	Geological services
c)	Coordinating staff and internal resources
d)	Managing project progress and adapt work as required
e)	Ensuring projects meet deadlines
f)	Managing relationships with clients and stakeholders
g)	Designing and signing off on contracts and OH&S requirements
h)	Overseeing all incoming and outgoing project documentation
i)	Participating in tender process i.e. design, submission and review
j)	Designing risk mitigation plan
k)	Conducting project review and creating detailed reports for executive staff
l)	Optimising and improving processes and the overall approach where necessary
m)	Managing large and diverse teams

1.2	The Consultant must ensure that the Specified Personnel is competent and professional and has the skills, qualifications and experience necessary to ensure full and proper performance of the Services in accordance with this Contract.

2.	Appointment and Exclusivity

2.1	The Consultant will not appoint any agent or delegate the performance of the Services to any other person.

2.2	The parties agree and acknowledge that the Company’s appointment of the Consultant is on a non-exclusive basis. For the avoidance of doubt, the Company may appoint other consultants to perform similar services.

3.	No Partnership or Employment

3.1	Unless otherwise stated, nothing in this Contract is intended to create a partnership or joint venture between the Consultant and the Company. The Consultant acknowledges that it has no authority to bind the Company without the Company's specific consent.

3.2	This Contract does not constitute a relationship of employer and employee between the Company and the Consultant or the Specified Personnel.

3.3	The parties acknowledge that the Consultant enters into this Contract as an independent contractor and retains the sole responsibility for the management of Specified Personnel and its other personnel in relation to the provision and performance of the Services to the Company.

4.	Term

4.1	This Contract will commence on the Commencement Date and will continue until terminated in accordance with clause 18.

4.2	This Contract will be reviewed on an quarterly basis along with the Consultant’s performance of Services.

5.	Performance of Services

5.1	The Consultant must ensure that the Specified Personnel:

(a)	liaises with and reports to the Company Contact and performs the Services as required by the Company Contact as set out in schedule 2;

(b)	carries out the Services to the best of the skill and ability of the Specified Personnel for the benefit of the Company;

(c)	if required to do so by the Company, completes and submits timesheets (in the form agreed by the parties) at the end of each month to the Company Contact;

(d)	complies with relevant policies, procedures and codes of conduct as notified by the Company to the Consultant from time to time;

(e)	complies with any relevant industry and professional standards which apply to the Consultant;

(f)	complies with all reasonable and lawful directions of the Company;

(g)	uses reasonable endeavours to protect and promote the Company and the Business;

(h)	has the applicable skills, qualifications and experience for the designated roles that he is to undertake in the provision of the Services; and

(i)	at all times conducts himself so as not to bring any discredit to the Company or cause any nuisance or disruption to the Company.

5.2	The Consultant must comply, and ensure that Specified Personnel complies, with all applicable occupational health and safety law, and any occupational health and safety requirements notified by the Company to the Consultant or the Specified Personnel.

5.3	The Company will provide at its cost the following resources to the Consultant to aid the Consultant’s performance of the Services:

(a)	reasonable and timely access to management; and

(b)	reasonable forms of assistance that are necessary and/or conducive to the Consultant’s performance of the Services or fulfilment of its responsibilities under this Contract.

5.4	The Consultant must maintain complete and accurate records and all supporting documentation relating to this Contract.

5.5	The Consultant and Specified Personnel will not use the Company's property in the furtherance of any trade or vocation or activity other than for the purposes of performing the Services or other related Business purposes.

6.	Company Policies

6.1	The Consultant acknowledges that the Company’s policies and procedures are incorporated into, and are otherwise included in, this Contract.

6.2	The Company may, in its discretion, amend the policies and procedures from time to time.

7.	GST/HST

7.1	In this Contract GHT/HST are defined as per legislation past into law January 1, 1991 from Part IX of the Excise Tax Act.

7.2	For GST/HST payable in respect of the Service Fee or any supply made by the Consultant under this Contract, the Company will pay the Consultant an amount equal to the GST/HST payable on the supply at the same time and in the same manner as the consideration for the supply is to be provided under this Contract.

7.3	The Consultant must provide a tax invoice to the Company before the Company is obliged to pay such GST/HST.

7.4	The Consultant must be registered for GST during the term of this Contract.

8.	Payment Provisions

8.1	The Service Fee will be payable by the Company to the Consultant on a monthly basis into a nominated bank account of the Consultant.

8.2	The Consultant must forward a correctly rendered tax invoice for the Service Fee to the Company monthly in arrears.

8.3	Subject to:

(a)	the Company’s rights under clause 8.4; and

(b)	the Company being satisfied with the provision of the Services,

the Company must pay a correctly rendered invoice for the Service Fee to the Consultant within 14 days from receipt of that invoice.

8.4	In the event that the Company disputes an invoice or part of any invoice, the Company will pay the undisputed part of the invoice and the parties will use their best endeavours to resolve that dispute.

8.5	If an invoice dispute cannot be resolved within 30 days, the parties may refer the dispute to mediation.

8.6	The Consultant must continue to comply with its obligations under this Contract notwithstanding that there is a disputed invoice.

9.	Expenses

9.1	The Company will reimburse the Consultant for reasonable out-of-pocket expenses incurred necessarily and wholly in the provision of the Services, subject to such expenses:

(a)	being substantiated by satisfactory documentary evidence (such as receipts or invoices); and

(b)	being approved prior to them being incurred by the Consultant.

10.	Hours of Work

10.1	The Service Fee payable by the Company to the Consultant is based on the Specified Personnel providing the Services to complete the scope of works.

11.	Travel

11.1	Where the Consultant is required by the Company to perform Services at overseas locations other than in Canada then:

(a)	all travel arrangements will be made in accordance with the Company’s travel policy in place from time to time;

(b)	Airline tickets, travel insurances, passports, visas and vaccinations will be organised by the Company in accordance with the Company’s travel policy and will be paid for by the Company; and

(c)	the Consultant must otherwise comply, and ensure that the Specified Personnel complies, with the terms and requirements of the Company’s travel policy and any other directions given by the Company from time to time.

12.	Consultant Employee Entitlements

12.1	The Consultant is responsible for ensuring the adequacy of any workers' compensation for the Specified Personnel or its other employees, and is responsible for the payment of any sick pay, holiday pay, applicable taxes, superannuation, other statutory charges and any other amount payable to the Specified Personnel or its other personnel. The Consultant may not recover any of these amounts from the Company unless otherwise agreed between the parties.

12.2	If any fine, penalty or other charge is imposed on the Company as a result of the Consultant’s non-compliance with clause 12.1, the Consultant indemnifies the Company in respect of that fine, penalty or other charge.

13.	Liability

13.1	The Consultant warrants that all Services performed under this Contract will be performed or supplied:

(a)	in accordance with standards and practice recognised by the relevant industry body or the industry generally from time to time;

(b)	in accordance with all applicable laws and regulations; and

(c)	with due care, skill, diligence and in a proper and workmanlike manner.

14.	Confidential Information

14.1	The Consultant:

(a)	may use Confidential Information only for the purposes of performing the Services; and

(b)	must keep confidential all Confidential Information except:

(i)	for disclosure permitted under clause 14.3; and

(ii)	to the extent (if any) the Consultant is required by law to disclose any Confidential Information.

14.2	The Consultant must disclose to the Company as soon as reasonably practicable of any suspected or actual unauthorised use, copying or disclosure of Confidential Information.

14.3	The Consultant may disclose Confidential Information to:

(a)	persons specifically approved by the Company Contact;

(b)	persons who have a need to know for the purposes of this Contract (and only to the extent that each has a need to know) provided that the Consultant has directed them to keep confidential all Confidential Information.

14.4	Upon the termination of this Contract, or at any time upon the written request of the Company (at its absolute discretion), the Consultant must, subject to clause 14.5:

(a)	deliver to the Company any Confidential Information in the Consultant’s possession or control that is reasonably capable of being delivered;

(b)	irretrievably delete, erase or otherwise destroy all Confidential Information in the Consultant’s possession or control that is not capable of delivery to the Company, including that contained in computer memory, magnetic, optical, laser, electronic or other media, and confirm in writing to the Company that it has done so; and

(c)	give a full written account to the Company concerning Confidential Information that was at some time in the possession or control of the Consultant and was not returned to the Company in accordance with this clause 14 or confirmed in writing to the Company as having been irretrievably deleted, erased or otherwise destroyed in accordance with this clause 14.

14.5	Provided that the Consultant continues to comply with its obligations under this clause 14, the Consultant may retain any Confidential Information that:

(a)	is included in any board minutes of the Company;

(b)	the Consultant is required to retain under any applicable law or regulatory requirements; or

(c)	the Consultant is required to retain to comply with any legitimate audit policies.

14.6	The Consultant acknowledges that:

(a)	the Confidential Information is secret and highly confidential to the Company;

(b)	that breach of its obligations under this clause 14 could cause considerable commercial and financial detriment to the Company;

(c)	damages alone are unlikely to be an adequate remedy in respect of any breach of the Consultant’s obligations under this clause 14; and

(d)	accordingly, in addition to other remedies that may be available, the Company may seek the immediate granting of injunctive or other equitable and/or interlocutory relief to protect the Company’s rights and interest in the Confidential Information against any actual or potential breach of this clause.

14.7	The provisions of this clause 14 will remain in force following the termination of this Contract until such time as the information no longer constitutes Confidential Information.

15.	Intellectual Property

15.1	Assignment by Consultant

The Consultant:

(a)	assigns to the Company all existing and future Intellectual Property Rights created or generated by the Consultant (whether alone or with the Company, its employees, agents or contractors) for use by the Company; and

(b)	acknowledges that by virtue of clause 15.1(a), all such existing rights are vested in the Company and, on their creation, all such future rights will vest in the Company.

15.2	Consultant’s assistance

The Consultant must do all things reasonably requested by the Company in connection with the assignment of the Intellectual Property Rights under clause 15.1.

15.3	Disclosure of Intellectual Property Rights on creation

The Consultant must immediately upon creation of Intellectual Property Rights disclose the subject matter of the Intellectual Property Rights to the Company.

15.4	Moral Rights

(a)	The Consultant consents to the Company, or its suppliers, clients or customers using or adapting Works to which the Consultant has contributed or which the Consultant has created in connection with the Consultant's provision of Services, in any manner, and without expressly acknowledging the Consultant's contribution or creation which may otherwise infringe a Moral Right of the Consultant. This consent is given in relation to all Works made or to be made by the Consultant in the course of the Consultant's provision of Services.

(b)	The Consultant acknowledges that the consent given in this clause has been given freely and genuinely, and without the Consultant being subjected to any duress by the Company or any third party.

16.	Privacy

Each party must comply with all privacy and related legislation applicable to any use or disclosure of personal information made by it in connection with this Contract. In particular, each party warrants that it has made all necessary disclosures and obtained all consents required under that legislation in respect of personal information provided or made available to the other party under or in connection with this Contract. Each party indemnifies and holds harmless each of the Indemnified Parties (in relation to the other party) from and against all costs, losses, damages, claims (including third party claims) and expenses arising from or relating to its breach of this warranty.

17.	Non-Competition

17.1	The Consultant acknowledges that it has been placed in a position with the Company whereby the Specified Personnel will have personal contact and establish relationships with customers, clients and persons in the habit of dealing with the Company or its related bodies corporate, and that these contacts and relationships form part of the goodwill of the Company and its related bodies corporate which is of great value to them.

17.2	The Consultant acknowledges that it is a fiduciary of the Company.

17.3	The Consultant warrants and covenants that during the term of this Contract, neither the Consultant nor the Specified Personnel will solicit or exploit or engage in business with, or prepare for soliciting or exploiting or engaging in business in the future, with competitors, customers or clients of the Company or its related bodies corporate or persons otherwise who have dealt with or who are in the habit of dealing with the Company or its related bodies corporate.

17.4	For the periods set out in item 1 Schedule 1 from the date of termination of this Contract within the areas set out in item 2 of Schedule 1, the Consultant warrants the Specified Personnel shall not, without the prior written consent of the Company, either directly or indirectly as principal, agent, employee, contractor, officer or shareholder, in competition with the business that is carried on by the Company or any of its related bodies corporate at the date of termination:

(a)	solicit or compete for the custom of or exploit or engage in business with any person, firm or corporation who or which at any time during the 12 months preceding the termination of this Contract, was a customer (other than a customer of a merchant or retailer) or client of the Company, unless that business or activity is not in competition with the Company or any of its related bodies corporate at the date of termination;

(b)	carry on, be associated with, consult to, or be employed, engaged or interested in or with any person, firm or corporation in competition with the Business at the date of termination unless the business or activity of the Specified Personnel or Consultant is not in competition with the Company or any of its related bodies corporate at the date of termination.

(c)	interfere with the relationship between the Company and its customers, employees, contractors or clients; or

(d)	induce or assist in the inducement of employees of the Company to leave their employment.

17.5	For the purpose of clause 17.4, the periods in item 1 of Schedule 1 and the areas in item 2 of Schedule 1 shall be construed and have effect as if they are a number of separate paragraphs which result from combining clause 17.4 with each sub-paragraph of item 1 and combining each such combination with each sub-paragraph of item 2. Each resulting paragraph is severable from each other resulting paragraph. The Consultant acknowledges that he intends that each such paragraph be binding upon him.

17.6	Each restraint, covenant and combination of restraint and covenant contained in this clause is regarded by the parties as separate, distinct and severable so that the unenforceability of any restraint or covenant or combination of any restraint or covenant will in no way affect the enforceability of the other restraints or covenants.

17.7	The Consultant and Specified Personnel acknowledge that they:

(a)	have had the opportunity to seek legal advice regarding this clause and the effect of the non-competition covenants in this clause;

(b)	believe that the covenants in respect of restraint of trade contained in this clause are fair and reasonable; and

(c)	the Company is relying upon these acknowledgements in entering into this Contract.

18.	Termination by a party

18.1	Either party may terminate this Contract with immediate effect by giving notice to the other party if:

(a)	that other party breaches any provision of this Contract and fails to remedy the breach within 14 days after receiving written notice:

(i)	requiring it to remedy the breach; and

(ii)	stating that a failure to remedy the breach within 14 days will result in termination of this Contract;

(b)	that other party breaches a material provision of this Contract where that breach is not capable of remedy; or

(c)	any event referred to in clause 17.2 happens to that other party.

18.2	Each party must notify the other party immediately if:

(a)	that party disposes of the whole or part of its assets, operations or business other than in the ordinary course of business;

(b)	that party ceases to carry on business;

(c)	that party ceases to be able to pay its debts as they become due;

(d)	any step is taken to enter into any arrangement between that party and its creditors; or

(e)	any step is taken to appoint a receiver, a receiver and manager, a trustee in bankruptcy, a provisional liquidator, a liquidator, an administrator or other like person of the whole or part of that party's assets, operations or business.

18.3	Either party may terminate this Contract without cause with Sixty (60) days’ written notice to the other party, in which event this Contract will terminate upon the expiration of that period of that sixty (60) days.

18.4	Once a notice of termination has been given by the Company to the Consultant under clause 18.3, the Company may, at its discretion:

(a)	direct that the Consultant work none, part or all of the notice period (paying the Consultant in lieu of any period of notice during which the Consultant does not work, in which event this Contract will terminate immediately upon the expiration of that relevant period);

(b)	require the Consultant to undertake alternative duties within the Consultant’s skills and experience during the notice period; or

(c)	require the Consultant to serve out the Consultant’s notice period without rendering any services at all.

18.5	Termination of this Contract under this clause 18 does not affect any accrued rights or remedies of either party.

18.6	Any monies owed by the Consultant to the Company must be paid in full on termination. The Company reserves the right to offset any monies due to the Consultant against monies due to it.

18.7	The parties agree to work together in good faith to do all things necessary to ensure a smooth transition and continuation of contracts with the Company’s customers in the event that this Contract is terminated.

18.8	Upon termination:

(a)	the Consultant and the Specified Personnel must return to the Company:

(i)	all Confidential Information in accordance with clause 14; and

(ii)	all the Company's property,

in the Consultant's or the Specified Personnel’s possession or control.

19.	Jurisdiction

19.1	The laws and taxation rules of the Province of Manitoba, Canada governs this Contract. The parties submit to the non-exclusive jurisdiction of Manitoba.

20.	Dispute Resolution

Any disputes or concerns relating to this Contract will be promptly raised and discussed with the Company Contact, with a view to equitable resolution. If a resolution cannot be agreed then the matter may be referred to mediation or arbitration.

21.	Assignment

The Consultant must not assign this Contract or any right under this Contract, directly or indirectly (through acquisition, merger or otherwise), without the prior written consent of the Company.

22.	Waiver

Waiver of any provision of or right under this Contract:

(a)	must be in writing signed by the party entitled to the benefit of that provision or right; and

(b)	is effective only to the extent set out in any written waiver.

23.	Entire agreement

This Contract and its schedules constitutes the entire agreement between the parties as to its subject matter and in relation to that subject matter, supersedes any prior understanding or agreement between the parties and any prior condition, warranty, indemnity or representation imposed, given or made by a party.

24.	Further action

Each party must use its best efforts to do all things necessary or desirable to give full effect to this Contract.

25.	Definitions

In this Contract:

Business Day means a day that is part of the normal working week including weekends in the place where the Services are to be performed.

Confidential Information means all confidential, non-public or proprietary information regardless of how the information is stored or delivered, disclosed to the Consultant on or after the date of this Contract relating to the business, technology, products, property, customers or other affairs of the Company, including but not limited to:

(a)	the Company’s client and customer lists and contact details;

(b)	details of the business conducted between the Company and its clients and customers;

(c)	the financial arrangements between the Company and its clients;

(d)	the details of the Company's suppliers;

(e)	the financial arrangements and business conducted between the Company and its suppliers;

(f)	the Company’s technology and technical environment.

(g)	information about the Company’s customer’s business plans and business.

(h)	any information identified as confidential at the time of its disclosure to the Consultant,

but excluding information which:

(a)	is in or becomes part of the public domain other than through breach of this Contract or an obligation of confidence owed to the owner of the information; or

(b)	the Consultant can prove by contemporaneous written documentation was already known to it at the time of disclosure (unless that knowledge arose from disclosure of information in breach of an obligation of confidentiality); or

(c)	the recipient acquires from another source entitled to disclose it.

Contract means this agreement for the provision of the Services.

Commencement Date means 1th January 2019.

Company Contact means Avi Kimelman, Louie Simens, Derek Knight, Directs or Officers of the Company, to whom the Specified Personnel reports, or any other person as directed by the Company from time to time.

Indemnified Parties means the relevant party, its officers, agents, Consultants, contractors and Related Bodies Corporate and their respective officers, agents, Consultants and contractors.

Intellectual Property Rights all copyright and future copyright and neighbouring rights (including computer programs, documentation, drawings, writings and art works), all rights in relation to inventions including patents and patent applications, modifications or improvements to the same, registered and unregistered trademarks, registered and unregistered designs, rights in relation to trade secrets, know-how and other confidential information, and all other rights resulting from intellectual activity in the industrial, scientific, literary or artistic fields, which are owned by or licensed to the Company.

Service Fee equates to $5,000 CDN per month or $600 CDN per day during services delivered directly on-site on any given project controlled by Snow Lake Resources in Manitoba. Minimum time spend on any given project will be 7 days. The monthly fee will be waived while delivering consulting services on any given project in Manitoba. The Consultant will be responsible for his own personal tax liability in Manitoba and Canada.

Specified Personnel Dale Schultz

EXECUTED AS AN AGREEMENT:

Executed by the parties as an agreement:

Executed by SNOW LAKE RESOURCES

/s/ Derek Knight	/s/ Louie Simens
Signature of CEO	Signature of Director

Derek Knight	Louie Simens
Name of CEO (print)	Name of Director

Executed by [Dale Schultz]

/s/ Dale Schultz	/s/ Dale Schultz
Signature of Director	Signature of Company Secretary

Dale Schultz	Dale Schultz
Name of Director (print)	Name of Company Secretary (print)